     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1998

                                                     REGISTRATION NO. 333-52007
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                ---------------

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1

                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        TSI INTERNATIONAL SOFTWARE LTD.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    7372                    06-1132156
                              (PRIMARY STANDARD           (I.R.S. EMPLOYER
     (STATE OR OTHER      INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
     JURISDICTION OF             CODE NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                                ---------------

                                45 DANBURY ROAD
                               WILTON, CT 06897
                                (203) 761-8600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                              CONSTANCE F. GALLEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        TSI INTERNATIONAL SOFTWARE LTD.
                                45 DANBURY ROAD
                               WILTON, CT 06897
                                (203) 761-8600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
         MARK C. STEVENS, ESQ.              LAWRENCE S. WITTENBERG, ESQ.
        JEFFREY R. VETTER, ESQ.                MICHAEL A. CONZA, ESQ.
       SCOTT J. LEICHTNER, ESQ.                  SHANE K. COBB, ESQ.
          FENWICK & WEST LLP               TESTA, HURWITZ & THIBEAULT, LLP
         TWO PALO ALTO SQUARE                     HIGH STREET TOWER
          PALO ALTO, CA 94306                      125 HIGH STREET
            (650) 494-0600                        BOSTON, MA 02110
                                                   (617) 248-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth expenses, other than the underwriting discount and commissions, to be paid by the Registrant in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee:

      Securities and Exchange Commission registration fee............. $ 27,544
      NASD filing fee.................................................    9,837
      Nasdaq National Market filing fee...............................   17,500
      Accounting fees and expenses....................................  150,000
      Legal fees and expenses.........................................  150,000
      Printing and engraving expenses.................................  100,000
      Blue sky fees and expenses......................................   15,000
      Transfer agent and registrar fees and expenses..................   12,500
      Miscellaneous...................................................   17,619
                                                                       --------
        Total......................................................... $500,000
                                                                       ========

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 * To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and executive officers and the directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) to the fullest extent permitted by the Delaware General Corporation Law, the Registrant is required to advance all expenses, as incurred, to its directors and executive officers in connection with a legal proceeding (subject to certain exceptions), (iii) the rights conferred in the Bylaws are not exclusive, (iv) the Registrant may, in its discretion indemnify or advance expenses to persons whom the Registrant is not obligated to indemnify or advance expenses; (v) the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents or any person serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans and
(vi) the Registrant may not retroactively amend the Bylaw provisions relating to indemnification.

  The Registrant has entered into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims
(i) initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board and successful proceedings brought to enforce a right to indemnification under the indemnity agreements,
(ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of (S)16(b) of the Securities Exchange Act of 1934 and related laws; (iv) on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of the Registrant; (v) on account of any criminal action or proceeding arising out of conduct that the indemnified party had reasonable cause to believe was unlawful; or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  The indemnity agreement requires a director or executive officer to reimburse the Registrant for expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, his or her indemnity agreement or otherwise to be indemnified for such expenses. The indemnity agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law, or otherwise.

  The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

  The Registrant maintains directors and officers liability insurance with a per claim and annual aggregate coverate limit of $10.0 million.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

      DOCUMENT                                                    EXHIBIT NUMBER
      --------                                                    --------------
      Form of Underwriting Agreement.............................      1.01
      Registrant's Certificate of Incorporation..................      3.01
      Registrant's Bylaws........................................      3.02
      1989 Stock Purchase Agreement, as amended..................      4.03
      Form of Indemnification Agreement..........................     10.06

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following table sets forth information regarding all securities sold by the Registrant and its Connecticut predecessor since May 1, 1994.

                                                                         AGGREGATE
                                                                NUMBER    PURCHASE     FORM OF
  CLASS OF PURCHASERS    DATE OF SALE   TITLE OF SECURITIES    OF SHARES   PRICE    CONSIDERATION
  -------------------    ------------   -------------------    --------- ---------- -------------
Officers, directors and  05/94-06/97  Options to Purchase       783,100         --       --
employees                             Shares of Common Stock
                                      granted under the
                                      Company's 1993 Stock
                                      Option Plan (1)
Officers, directors and  05/94-06/97  Common Stock purchased     71,910  $   23,970     cash
employees                             upon exercise of stock
                                      options
Mitsui & Co., Ltd.,      May 15, 1997 Series E Convertible       50,000  $1,000,000     cash
Mitsui Knowledge                      Preferred Stock
Industry Co., Ltd. and
Nippon Venture Capital
Co., Ltd.

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(1) With respect to the grant of stock options, exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

  All sales of Common Stock made pursuant to the exercise of stock options granted under the Registrant's stock option plan and issuances to independent contractors were made pursuant to the exemption from the registration requirements of the Securities Act afforded by Rule 701 promulgated under the Securities Act.

  The sales on May 15, 1997 were made in reliance on Registration S promulgated under the Securities Act or Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. This sale was made to three purchasers, two of which are affiliated, in connection with a distribution arrangement without general solicitation or advertising. The purchasers were not United States residents and were sophisticated investors with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed herewith:

   EXHIBIT
   NUMBER                              EXHIBIT TITLE
   -------                             -------------
     1.01  --Form of Underwriting Agreement.+
     3.01  --Amended and Restated Certificate of Incorporation.(1)
     3.02  --Registrant's Bylaws.(1)
     4.01  --Form of Specimen Certificate for Registrant's Common Stock.(1)
     4.02  --Stockholders Agreement dated as of June 1, 1989, as amended.(1)
     4.03  --1989 Stock Purchase Agreement dated as of June 1, 1989, as amended.(1)
     5.01  --Opinion of Fenwick & West LLP regarding legality of the securities being issued.
    10.01  --Registrant's 1993 Stock Option Plan and related documents.(1)
    10.02  --Registrant's 1997 Equity Incentive Plan.(1)
    10.03  --Registrant's 1997 Directors Stock Option Plan.(1)
    10.04  --Registrant's 1997 Employee Stock Purchase Plan.(1)
    10.05  --Registrant's Profit Participation Plan.(1)
    10.06  --Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.(1)
    10.07  --Lease Agreement dated as of January 2, 1990 between Registrant and
             Robert D. Scinto, as amended.(1)
    10.08  --Office Building Lease dated as of February 4, 1994 between
             Registrant and American National Bank and Trust Company of Chicago,
             not individually but solely as Trustee under Trust No. 42978, as amended.(1)
    10.09  --Lease Agreement dated as of July 1, 1996 between Registrant and
             Boca Corners, L.P., Ltd., as amended.(1)
    10.10  --Credit Agreement dated as of July 31, 1994 between Registrant and
             The Bank of New York, as amended.(1)
    10.11  --Security Agreement dated as of July 31, 1994 between Registrant and The Bank of New York.(1)
    10.12  --Guarantee Agreement dated as of August 22, 1994 by and between the
             Connecticut Development Authority and The Bank of New York, as
             amended.(1)
    10.13  --Letter Agreement, between Registrant and Constance Galley.(1)

   EXHIBIT
   NUMBER                             EXHIBIT TITLE
   -------                            -------------
    10.14  --Letter Agreement dated as of December 5, 1995 between Registrant and Eric Amster.(1)
    10.15  --Letter Agreement dated as of October 5, 1995, between Registrant and Ira Gerard.(1)
    10.16  --Letter Agreement dated as of January 1, 1994 between Registrant and Edward Watson.(1)
    10.17  --Letter Agreement dated as of October 1, 1994, between Registrant and Saydean Zeldin.(1)
    10.18  --Series E Preferred Stock Purchase Agreement dated as of May 15,
             1997 between the Company and the Purchasers named therein.(1)
    23.01  --Consent of Fenwick & West LLP (included in Exhibit 5.01).
    23.02  --Consent of KPMG Peat Marwick LLP, Independent Accountants.+
    24.01  --Power of Attorney (see Page II-5 of this Registration Statement).
    27.01  --Financial Data Schedule (EDGAR version only).+

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 + Previously filed.
(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-27293) and incorporated herein by reference.

  (b) The following financial statement schedule is filed herewith:

    Schedule II -- Valuation and Qualifying Accounts

  Other financial statement schedules are omitted because the information called for is not required or is shown either in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilton, State of Connecticut, on the 29th day of May, 1998.

                                          TSI INTERNATIONAL SOFTWARE LTD.

                                                  /s/ Constance F. Galley
                                          By: _________________________________
                                                    CONSTANCE F. GALLEY
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER



  In accordance with the requirements of the Securities Act, this Amendment was signed by the following persons in the capacities and on the dates indicated.

                NAME                            TITLE                DATE


PRINCIPAL EXECUTIVE OFFICER:

       /s/ Constance F. Galley          President, Chief         May 29, 1998
_____________________________________    Executive Officer
         CONSTANCE F. GALLEY             and a Director

PRINCIPAL FINANCIAL AND
PRINCIPAL ACCOUNTING OFFICER:

          /s/ Ira A. Gerard             Vice President,          May 29, 1998
_____________________________________    Finance and
            IRA A. GERARD                Administration and
                                         Chief Financial
                                         Officer

                NAME                            TITLE                DATE


DIRECTORS:

                  *                     Director                 May 29, 1998
_____________________________________
         STEWART K.P. GROSS

                  *                     Director                 May 29, 1998
_____________________________________
           ERNEST E. KEET

                  *                     Director                 May 29, 1998
_____________________________________
           JOHN J. PENDRAY

                  *                     Director                 May 29, 1998
_____________________________________
           DENNIS G. SISCO

          /s/ Ira A. Gerard             Attorney-in-Fact         May 29, 1998
* By: _______________________________
            IRA A. GERARD